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                                                                      Exhibit 15
FRITZ COMPANIES, INC.

THE BOARD OF DIRECTORS AND STOCKHOLDERS
Fritz Companies, Inc.


Dear Members:

REGISTRATION STATEMENT NOS. 33-78472, 33-57238, 33-93070, 333-15921, 333-07639,
333-38316 AND 333-48478

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated January 8, 2001, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




San Francisco, California
January 12, 2001



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